Exhibit 3.16

INCORPORATION OF "PARPETROL" SOCIEDAD ANÓNIMA

NUMBER SIXTY TWO. In the city of Asunción, capital city of the Republic of Paraguay, on the eleventh day of August of the year one thousand nine hundred and ninety nine, before me, NORMA CRISTINA LOPEZ BERNAL, Notary Public, Notarial Register No. 502, at my office located at Ayolas 1102, appear:

I) Mr. CARLOS EDUARDO BENITEZ BALMELLI, Paraguayan, lawyer, married, who underwent a separation of marital property pursuant to Interlocutory Order No. 1460 issued on 17th September 1996 by the Court of First Instance in Civil and Commercial Matters of the 5th Rotation Secretariat in charge of Daniel Colmán M., registered in Section 14 of the Public Registries General Directorate, under No. 780 on folio 780 series "A" of the Registry of Dissolution and Liquidation of Community Property on 3rd October 1996, holder of identity card No. 445,975, and who complied with compulsory military service.

II) Mr. RAFAEL FRANCISCO ALEJANDRO BUNGE, Argentine, businessman, widower, holder of Paraguayan identity card No. 475,847.

Both of them establish domicile for this act at 25 de Mayo 646, 7th floor of this city, and are known to me, I attest.

And Mr. CARLOS EDUARDO BENITEZ BALMELLI and Mr. RAFAEL FRANCISCO ALEJANDRO BUNGE STATE AS FOLLOWS: That they have decided to set up a Limited Liability Company, pursuant to the laws in force and, on doing so, they decide that the same shall be ruled by the law and these by-laws:

TITLE I – NAME – DOMICILE – DURATION

ARTICLE ONE: The appearing parties do hereby set up a company named "PARPETROL" SOCIEDAD ANÓNIMA, the domicile ad litem of which is in the city of Asunción, Republic of Paraguay. The Board of Directors is hereby authorized to establish Branches, Agencies, Representative Offices and other subsidiaries in any part of the country or abroad.

ARTICLE TWO: The duration of the Company shall be NINETY (90) YEARS as of the date of its registration in the Registry of Legal Persons and Associations, term which may be extended or shortened upon decision of the General Extraordinary Meeting of Shareholders.

TITLE II. PURPOSE:

ARTICLE THREE: The Company´s purpose shall be to carry out in its own name or on behalf of third parties, or in association with third parties in any part of the Republic or abroad the following operations: a) Either in the country or abroad, provide the service of water transportation; either maritime, river and/or lake transportation which can be regular and/or non regular, of passengers or cargo, mail and/or maritime services and/or works in general; b) Manage and/or operate its own ships or those of third parties, as well as represent other shipowners and/or disponent owners; c) Enter into charterparty contracts; d) Enter into agreements with other natural and/or legal persons for the operation of ships, in order to assist and exploit transportation; e) Act as shipping agent and on behalf of their own ships and/or on behalf of third parties' ships; f) Carry out any type of import and export operations of goods and services; g) Grant collateral and personal guarantees in favour of third parties; h) Render training services for personnel related to water navigation; i) Operate port terminals, carry out transportation, transfers in lighterage operations or completion of cargo operations; j) Carry out loading, unloading and stowing operations; k) Carry out towing operations; l) Act as shipbrokers and/or chartering brokers; m) Build and/or repair ships and/or naval craft; n) Exploit public and private licenses of any kind; ñ) Represent third parties in any of the ways related to the shipping business; o) Act in all matters connected with the establishment, exploitation, management and distribution of new lines that may arise in accordance with the policies set by the competent authorities; p) For such purposes, and in general, for all the activities related to the corporate purpose, the company shall be able to act as shipowner; disponent owner; let on hire or hire ships under time charterparty, voyage charterparty and bareboat charterparty, or under any other kind of contract for the use of ships; q) Purchase, sale, building, management and exploitation of rural and/or urban real estate, including all the operations regulated by laws and regulations on condominium property; r) Render any type of mandates, representations, agency, commission, consignments, handling of  affairs and management of assets, capital and businesses in general; s) Carry out any operation or activity related, subsidiary, complementary or necessary to the main purposes, with such aim, the company has full legal capacity to acquire rights, incur liabilities and act in a manner not prohibited by the law or by these By-laws.

TITLE III – CAPITAL – SHARES – LIABILITIES.

ARTICLE FOUR: Capital stock is established in the amount of FORTY MILLION GUARANIES (Gs. 40,000,000), fully issued and represented by FORTY (40) ordinary registered shares, with a par value of ONE MILLION GUARANIES (Gs. 1,000,000) each share, numbered 1 to 40. Stock certificates shall contain the specifications established by section 1069 of the Civil Code and those imposed by the board of directors; all of them shall be signed by the President and a Regular Director. The increase of Capital Stock may be decided by the General Extraordinary Meeting of Shareholders.

ARTICLE FIVE: In this act, the total number of shares composing the Capital Stock is issued, and they are subscribed and paid up in the manner stated in Article 21. Subscription and possession of the Company's shares imply that these By-laws are known and accepted and that final decisions taken at Meetings are adhered to by the Shareholder.

ARTICLE SIX: The Company is empowered to borrow money, either in a public or private manner, through the issue of corporate bonds or debentures, in instruments of the same value where an instrument may represent more than a bond. Bonds shall be registered. The issue, underwriting and other conditions shall be decided by the Annual General Meeting of Shareholders, and the time shall be established by the BOARD OF DIRECTORS, pursuant to the provisions ruling the matter, established by the Civil Code in its THIRD Book, Title II, Section Five.

TITLE IV. MANAGEMENT AND DIRECTION.

ARTICLE SEVEN: The Management of the Company shall be entrusted to a Board of Directors composed of at least 2 and no more than 5 regular members and, if necessary, at least 1 and no more than 3 alternate members, from which a PRESIDENT and a VICE-PRESIDENT shall be elected. All of them shall hold office for a year and may be re-elected. Their remuneration shall be fixed by the Meeting. To be a member of the Board of Directors it is not necessary to be a shareholder. Ordinary Meetings shall determine the number of regular and alternate members for each term. In case the number of vacancies was such that the Board of Directors cannot be formed, the remaining Directors, with the participation of the Statutory Auditor, shall occupy the positions or call a General Meeting to that effect.

ARTICLE EIGHT: The Board of Directors shall elect its authorities at the first meeting, after the appointment. It shall meet whenever it is called by the President or two Directors, or by the Statutory Auditor. It shall validly deliberate with the attendance of half its Regular Members or members acting in place of the incumbents. Resolutions shall be taken by SIMPLE MAJORITY OF VOTES. In case of a tie, the Chairman shall have the deciding vote. The result of its deliberations shall be stated in a Minute Book, which shall be signed by all those present.

ARTICLE NINE: The BOARD OF DIRECTORS shall have the following rights and duties: 1) Manage and direct the Company with full powers and with all the powers that, pursuant to the laws and these By-laws, are not reserved to General Meetings. 2) Appoint Managers, Commercial Agents and other officers, decide on their powers, place of work and remunerations; grant them special or general powers of attorney with the aim it may deem necessary, granting them in certain cases the use of the corporate name and the power to bind the Company either as a creditor or a debtor. 3) Call General Meetings of Shareholders. 4) Acquire ownership, joint ownership, possession, lease and any kind of rights on real estate, securities, shares and stock which can be traded, either through purchase, sale, barter, lease, gratuitous bailment, assignment, accord and satisfaction or any other manner, sell them, lease them, grant real, personal or mixed rights over property, in the terms, manners and other conditions it may be agreed upon, executing to that effect the contracts, instruments, certifications and commitments that may be necessary. 5) Acquire the assets or the assets and liabilities of companies set up or to be set up with similar purposes; acquire all or part of its assets or its shares; enter into lawful agreements of any kind; contract comprehensive insurance; make deposits as savings or public bonds. 6) Issue, draw, accept, indorse, be surety on, accept and pay, protest, pay and demand payment through legal proceedings of any kind of commercial papers and negotiable instruments; open checking accounts with or without supply of funds, draw checks against such accounts, even with  authorized overdraft; discount, receive, endorse any kind of securities, checks, bonds or guarantees; receive, indorse any kind of special checks; carry out any kind of activities related  with this type of operations which may be necessary to keep credit, its validity or cause of action; act with wide powers in connection with securities of any kind, including debentures; open savings accounts and withdraw the funds in them. 7) Collect, receive, grant reductions in the payment of debts, grant cancellation of debts, offset, grace periods on everything owed to the company; make all kinds of commercial payments and arrangements, even those that are not of mere management; operate with domestic or foreign bank or financial entities; borrow money with suitable collateral or personal guarantees; receive any kind of deposits, provide guarantees and sureties necessary to carry out business activities; carry out  any kind of bank operations; deposits, current accounts, discounts, import and export operations for the development of corporate activities; 8) Transfer assets in trust and enter into trust management agreements with Banks, Financial companies or domestic or foreign Trust Companies. 9) Accept or grant mandates and representations or handling of affairs of any kind, grant special or general powers of attorney for acts of administration or with a definite purpose, as well as for filing criminal charges or filing formal accusations for crimes against the interests of the Company, revoke, extend or restrict them; ask for the rendering of accounts and render accounts; accept compositions, debt reductions or grace periods, cancellations of debt, allocations of assets; to file for bankruptcy, withdraw the petition, or register as creditor in bankruptcy proceedings or judicial declarations of insolvency, submit to arbitration or amicable compounders; file waivers of appeal and other motions, waive rights of adverse possession; settle and agree as far as it is lawfully possible as to company´s debts and credits, appear in any kind of lawsuits on behalf of the company as plaintiff or defendant granting to such effect powers of attorney to the corresponding professionals. 10) Register the Company in any kind of Registries; request licenses, trademarks, patents, privileges and sign any kind of contracts, acts and dispositions with the Public Power. 11) Submit to the corresponding Meetings any kind of documents, proposals, dividends or investment of the same, pay definite dividends; 12) Carry out without limitations any act or contract which, at its exclusive criterion, may be convenient or necessary for the corporate purpose; sign any kind of papers, notes or communications inherent to business activities. 13) Solve all the cases not included in these By-laws, which shall be reported to the next General Meeting. The foregoing list is not restrictive and the Board of Directors is hereby authorized to carry out any kind of acts of administration and disposition to achieve the corporate purposes, including those acts which require special power of attorney, such as the ones mentioned in section 884 of the Civil Code. It shall adopt the Internal Regulations of its functions and that of senior officers.

ARTICLE TEN: The Members of the Board of Directors shall remain in charge until the new authorities elected by the General Meeting formally replace them.

ARTICLE ELEVEN: USE OF THE CORPORATE NAME. To bind the Company, both the PRESIDENT and a REGULAR DIRECTOR shall have to sign jointly. In case of resignation, impediment and/or absence of the President, the joint signature of the VICE-PRESIDENT and a REGULAR DIRECTOR shall be required. In this way, the Company shall be represented and bound in all the acts, operations and contracts, both as creditor and as debtor. The representation of the Company in acts which are not sale, credits of any kind and/or amount, encumbrances or transfer of fixed assets shall be carried out by the President by his sole signature.

TITLE V. ANNUAL MEETINGS.

ARTICLE TWELVE: The Annual General Meeting of Shareholders shall be held annually in the place established by the Board of Directors, within four months after the end of the accounting year. There will be a first and a second call at least 10 days in advance, which shall be published 5 times in a newspaper of wide circulation in the Capital. The quorum of the first call shall be satisfied with the attendance of Shareholders representing HALF plus one shares with voting rights. At the second call, the Meeting shall be validly held an hour after the first call regardless of the number of shareholders present and of shares represented.

ARTICLE THIRTEEN: The Annual General Meeting of Shareholders shall discuss and approve the following issues pursuant to Section 1079 of the Civil Code. 1) Annual report, Inventory, Balance Sheet, Profit and Loss Statement submitted by the Board of Directors on a yearly basis together with the Statutory Auditor Report. 2) Establishment of the number and election of the Members of the Board of Directors and the Statutory Auditor, when appropriate. 3) Distribution of profits and assignment of remunerations. 4) All the other issues included in the Agenda.

ARTICLE FOURTEEN:  The Extraordinary Meeting shall be held on first call with the presence of Shareholders representing 60% of shares with voting rights. For the second call, attendance of Shareholders representing at least 30% of shares with voting rights is necessary. The General Extraordinary Meeting of Shareholders shall examine and decide on all the issues which are outside the competence of the Annual General Meeting, as well as the amendment of these By-Laws, the increase, reduction and additional Capital Stock to be paid up, and other issues mentioned in section 1080 of the Civil Code.

ARTICLE FIFTEEN: The Meeting shall be presided over by the President of the Board of Directors or his replacement or, otherwise, by any of the Directors present. Shareholders may be represented at the Meetings by third parties they designate through a proxy letter addressed to the Board of Directors, or through any other suitable means. The deposit of Shares or of the Bank Certificate proof of deposit shall be kept in the Corporate Safe at least three days before the date set for the Meeting.

ARTICLE SIXTEEN: Each of the Shares subscribed gives the owner right to ONE VOTE in the adoption of Meetings' resolutions. All the decisions on any of the matters considered shall be adopted by MAJORITY OF VOTES representing more than 50% of the Shares present with right to vote, except for the matters stated in Section 1091 of the Civil Code, for which the favourable vote of the majority of shareholders with right to vote shall be required.

ARTICLE SEVENTEEN: The decisions reached at General Meetings of Shareholders pursuant to these By-laws bind all the Shareholders, whether they dissent or not, regardless of the right established in Section 1092 of the Civil Code.

TITLE VI. SUPERVISION.

ARTICLE EIGHTEEN:  The supervision of the Company shall be in charge of a Regular Statutory Auditor appointed by the General Meeting. This Statutory Auditor shall exercise the position for one year. In the same act, an Alternate Statutory Auditor shall be appointed for the same term, who shall replace the Regular one in case he cannot fulfill his duties. Both of them may be re-elected indefinitely and their functions shall be the ones stated in Section 1124 of the Civil Code.

TITLE VII. INVENTORY – BALANCE SHEET – RESERVE FUND.

ARTICLE NINETEEN: The Balance Sheets and Inventory shall comply with the laws and regulations in force. They shall be made at the end of the accounting year on December 31st of each year. Net and earned profit, after deducting the 5% for the Statutory Reserve Fund, shall be used as decided by the Meeting of Shareholders on its own initiative or at the request of the Board of Directors.

TITLE VIII. DISSOLUTION OF THE COMPANY.

ARTICLE TWENTY: At the expiration of the term of duration of the Company or in case of dissolution before such expiration, liquidation shall be in charge of the Board of Directors, with the participation of the Statutory Auditor, unless the Meeting of Shareholders decides otherwise.

TITLE IX. SUBSCRIPTION AND PAYMENT OF SHARES.

ARTICLE TWENTY ONE: The forty (40) shares are issued hereby and are subscribed and paid up as follows: 1) Mr. CARLOS EDUARDO BENITEZ BALMELLI subscribes thirty six (36) common shares of ONE MILLION GUARANIES (Gs 1,000,000) each, at a value of thirty six million guaranties (Gs.36,000,000); and 2) Mr. RAFAEL FRANCISCO ALEJANDRO BUNGE subscribes four (4) common shares of ONE MILLION GUARANIES (Gs.1,000,000) each, at a value of Four million guaranies (Gs. 4,000,000). In this act the shareholders pay up in cash 25% of the shares subscribed which amounts to Ten million guaranties.

TITLE X. TEMPORARY PROVISIONS.

ARTICLE TWENTY TWO: The first BOARD OF DIRECTORS of the company, which shall be in office until the next Annual General Meeting of Shareholders shall continue fulfilling its functions until its formal replacement. It shall be composed as follows: a) President: JORGE JOSE ALVAREZ. Vice-President: CARLOS EDUARDO BENITEZ BALMELLI. Regular Director: ROSALINA VALLEJOS. b) STATUTORY AUDITORS: Regular: RICARDO AGUSTIN FABRIS.  Alternate: FABIO EVELIO RIOS.

ARTICLE TWENTY THREE: Mr. Jorge José Alvarez and Mr. Carlos Eduardo Benitez Balmelli, jointly or separately, have full powers to accept and/or execute through Public Deed any amendments to these By-Laws suggested by the competent Authorities legally authorized to that effect. They shall also have the power to request the registration of this instrument in the Public Registries General Directorate and in Public Power Entities.

ARTICLE TWENTY FOUR: While registration of the By-Laws is under way, the Board of Directors appointed in Art. 22 of these By-Laws is hereby empowered so that acting in the manner established in Art. 11 and in the name and on behalf of the Limited Liability Company set up in this act, and with the unlimited, joint and several liability of those setting up PARPETROL SOCIEDAD ANÓNIMA, it can carry out the operations and legal acts within the purpose of the Company, including the acquisition of any kind of assets, either vehicles, personal property, real property and/or chattels, under the conditions and manners more favorable for the Company, being sure that their acts shall be appropriately accepted and confirmed.

In the terms set forth above the Company named "PARPETROL" SOCIEDAD ANONIMA is hereby set up with the duty to fully comply such terms pursuant to the laws in force.